STATEMENT RE COMPUTATION OF NET LOSS PER SHARE


                                              Year Ended          Year Ended
                                           December 31, 1998   December 31, 1997
                                           -----------------   -----------------

        Net loss                             ($  525,499)        ($  3,643,125)
                                              ==========          ============

Basic and diluted net loss per share         ($     0.11)        ($       1.59)
                                              ==========          ============

Weighted average number of common shares
 outstanding                                   4,895,394             2,289,623
                                              ==========          ============


The Company reports earnings (loss) per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share and Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 98 (SAB 98).

Basic loss per share was determined by dividing net loss by the weighted average common shares outstanding during the period. Diluted loss per share is the same as basic loss per share as the effects of the Company's potential common stock are antidilutive. During the period preceding the Company's initial public offering, the Company issued 185,000 shares of common stock that have been treated as "nominal issuances" in accordance with SAB 98 in the calculation of net loss per share. Basic and diluted loss per share do not include options and warrants to purchase 2,323,333 shares of common stock in 1998 and 2,303,333 shares of common stock in 1997 because the effects are antidilutive.